EX-34.5
(logo) Rayfield & Licata
Certified Public Accountants

JOSEPH A. LICATA Sr.*
JOSEPH A. SPERANZA*
ROBERT R. ROSS*
JOSEPH A. LICATA*
CHRISTOPHER D. LICATA*
EDWARD J. LINDER*

*CPA- NJ, NY

Members
Risk Management Group LLC

Independent Registered Accountants' Report

We have examined Management's assessment that Risk Management Group LLC (the Company) complied with the servicing criteria set forth in Item 1122(d)(3)(i)
(a), (b), (d) of the Securities and Exchange Commission's Regulation AB for the asset-backed securities transactions reported on by the Company that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 during the year ended December 31, 2008. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based upon our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination was limited to certain asset-backed securities transactions and servicing activities reported on by the Company as a Servicer, as defined, in Securities and Exchange Commission's Regulation AB. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, Management's assessment that the Company complied with the above mentioned servicing criteria is fairly stated as of and for the year ended December 31, 2008, in all material respects.


/s/ Rayfield & Licata

February 23, 2009
Livingston, New Jersey


354 Eisenhower Parkway * Livingston, New Jersey 07039 * (973)740-0200 * Fax (973)740-1084

New York, New York * (212)682-2552 / Jersey City, New Jersey * (201)938-1610

E-mail rlnjo@aol.com * Website www.rayfield-licata.com